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                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

The Board of Directors and Stockholders
Daleen Technologies, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-89121) on Form S-8 of Daleen Technologies, Inc. of our report dated January 22, 2002 except as to note 19 which is as of March 29, 2002, relating to the consolidated balance sheets of Daleen Technologies, Inc. and Subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, redeemable preferred stock and stockholders' (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Daleen Technologies, Inc.

Our report dated January 22, 2002 except as to note 19 which is as of March 29, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit of $201.3 million at December 31, 2001. These matters raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP


Miami, Florida
April 1, 2002